UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event reported) — December 27, 2018 (December 21, 2018)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, NY 10151

(Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Ongoing Review of Strategic Alternatives; CEO Succession

On September 20, 2018, MDC Partners Inc. (the “Company”) announced that the Company was exploring and evaluating potential strategic alternatives, which may result in, among other things, the possible sale of the Company. This ongoing review process is proceeding in parallel with the Company’s previously announced search to identify a successor Chief Executive Officer.

In connection with that search process, as previously disclosed, the Company entered into a Succession Agreement dated September 7, 2018 (the “Succession Agreement”) with Scott L. Kauffman, the Company’s current Chairman and Chief Executive Officer. Pursuant to the Succession Agreement, Mr. Kauffman’s term of employment with the Company will end on December 31, 2018. He is expected to continue to serve as a member of the Board through the remainder of his current term ending in June 2019.

During the current interim period in which the Company is evaluating strategic alternatives and assessing potential new CEO candidates, the Board of Directors has established an executive committee comprised of David Doft (EVP, Chief Financial Officer) and Mitchell Gendel (EVP, General Counsel), together with Stephanie Nerlich (EVP, Partner Development and Talent); and David Ross (EVP, Strategy & Corporate Development) (collectively, the “Executive Committee”). Effective January 1, 2019, the Executive Committee is expected to assume the role and responsibilities of the Chief Executive Officer until the appointment of a successor. The Board of Directors’ Strategic Alternatives Committee, comprised of three independent directors of the Board (Irwin Simon, Larry Kramer and Anne Marie O’Donovan), will provide oversight for the Executive Committee.

There can be no assurance that the Company will pursue or complete any specific action or transaction. The Company does not intend to disclose developments or comment further regarding its strategic review or CEO search until such time as its Board of Directors has determined the outcome of the process or otherwise has determined that further disclosure is appropriate or required.

Amendment to Terms of Senior Executive Retention Bonus Awards.

As previously disclosed, on December 14, 2018, the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved a series of one-time retention incentive awards (the “2018 Retention Awards”) for five (5) senior executives of the Company. The Compensation Committee subsequently determined on December 21, 2018, to modify the 2018 Retention Awards such that payment would be conditioned on continued employment through the successful closing of a significant transaction in 2019, including either a Change of Control of the Company (as defined in the Company’s 2016 Stock Incentive Plan) or the sale of assets with aggregate proceeds to the Company from any such transaction equal to not less than $100 million (each, a “Payment Event”). A capital markets offering would no longer trigger a Payment Event, as originally contemplated.

Each amended form of 2018 Retention Award will be evidenced by a separate written agreement to be entered into by the Company and the recipient of such award. This summary of the amendment to the 2018 Retention Awards is qualified by reference to the full text of the amended form of 2018 Retention Award, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Amended Form of Senior Executive Retention Award (December 2018).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: December 27, 2018	MDC Partners Inc.

	By:	/s/ Mitchell Gendel Mitchell Gendel General Counsel & Corporate Secretary

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